Exhibit 10.2

Execution Copy

LOAN AGREEMENT

$5,000,000.00January 21, 2020

FOR VALUE RECEIVED, the undersigned (together with its permitted successors and assigns, “Borrower”), promises to pay to Eversana Life Science Services, LLC (together with its permitted successors and assigns, “Lender”), in lawful money of the United States of America and in immediately available funds, on or before the Credit Line Termination Date the lesser of (a) FIVE MILLION DOLLARS ($5,000,000.00), and (b) the unpaid principal amount of all advances made by Lender to Borrower as Credit Line Loans, under this Loan Agreement (this “Agreement”), at 190 N. Milwaukee Street, Milwaukee, WI 53202 or such other location as Lender may specify from time to time, together with interest, all as set forth below.  Capitalized terms, unless otherwise defined herein, shall have the meanings given in Section 6 of this Agreement.

1.Credit Line Loans.

(a)From time to time during the Credit Line Commitment Period and subject to the terms and conditions hereof, Lender agrees to make Credit Line Loans to Borrower, in an aggregate principal amount at any time outstanding up to, but not exceeding, the Credit Line Commitment; provided, that after giving effect to the making of any Credit Line Loans in no event shall the aggregate principal amount outstanding of such Credit Line Loans exceed the Credit Line Commitment. Amounts borrowed pursuant to this Agreement may be repaid and reborrowed during the Credit Line Commitment Period. The Credit Line Commitment shall expire on the Credit Line Termination Date and all Credit Line Loans and all other amounts owed hereunder with respect to the Credit Line Loans and the Credit Line Commitment shall, subject to Sections 3 and 4, be paid in full no later than such date.

(b)Whenever Borrower desires that Lender make Credit Line Loans, Borrower shall deliver written notice to Lender describing the requested amount of such Credit Line Loan and the requested date of receipt of such Credit Line Loan no later than 2:00 p.m. Pacific Standard Time at least three (3) Business Days in advance of the proposed date of receipt of such Credit Line Loan.

(c)The obligation of Lender to make any Credit Line Loan is subject to the following conditions precedent: (i) Borrower shall have received NDA Approval and (ii) no Event of Default shall have occurred and be continuing.

2.Principal and Interest.

(a)The Credit Line Loans shall bear interest at 12:00 p.m. Pacific Standard Time each day on the unpaid principal balance of the Credit Line Loans then outstanding from and after January 21, 2020 (the “Closing Date”) until payment in full at the Interest Rate; provided, that upon the occurrence and during the continuance of an Event of Default the Credit Line Loans shall bear interest on the unpaid principal balance thereof and all accrued and unpaid

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interest from and after the date of such Event of Default until the date such Event of Default is cured or waived in writing by Lender or the Credit Line Loans and all such interest is paid in full, at the Interest Rate plus 2.00%.  Interest shall be paid in cash on the Credit Line Termination Date.  Interest payable pursuant to this Section 1(a) shall be computed on a daily basis on the basis of a 365/366 day year for the actual number of days elapsed in the period during which such interest accrues.

(b)The rate of interest payable hereunder shall in no event exceed the maximum rate permissible under applicable law.  If the rate of interest payable hereunder is ever reduced as a result of this paragraph and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest provided for in this Agreement, then the rate provided for in this Agreement shall be increased to the maximum rate provided by applicable law for such period as is required so that the total amount of interest received by Lender is that which would have been received by Lender but for the operation of the first sentence of this paragraph.

(c)Subject to the terms of Sections 3 and 4 below, the principal of and all accrued and unpaid interest on this Agreement shall be due and payable in full in cash on the date that is ninety (90) days after the expiration or earlier termination of the Term under the Commercial Services Agreement (the “Maturity Date”).

(d)Any interest not paid when due shall be paid on demand.  Whenever any payment shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any payment of interest.

(e)Any and all payments by Borrower under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law requires the deduction of any Tax from any payment made under this Agreement, then (i)  Borrower shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and (ii) Borrower shall notify Lender of the payment of such withholding and shall provide evidence of the payment thereof.

3.Prepayment.

(a)Optional Prepayment: Borrower may, at its option and upon not less than one (1) Business Day prior written notice to Lender, prepay or repay any amounts outstanding under this Agreement at any time during the Credit Line Commitment Period in cash, in whole or in part, and without penalty or premium.  Any principal amount of this Agreement prepaid or repaid may be reborrowed up to, but not after, the Maturity Date.

(b)Termination of Credit Line Commitment. Borrower may, at its option and upon not less than three (3) Business Day’s prior written notice to Lender, terminate in whole or permanently reduce in part the Credit Line Commitment in an amount up to the amount by which the Credit Line Commitment exceeds the Credit Line Loans at the time of the proposed reduction or termination.

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(c)Application of Payments: Any prepayments made pursuant to this Section 2 shall be applied as follows: first to any interest accrued and unpaid on the date of such prepayments; and second to the outstanding Credit Line Loans to the full extent thereof.

4.Events of Default.

(a)Each of the following events shall constitute an event of default (an “Event of Default”):

(i)The failure of Borrower to pay any and all amounts due hereunder on the Credit Line Termination Date and such failure continues unremedied for a period of two (2) days;

(ii)The admission by Borrower in writing to Lender of its inability to pay its debts as they become due;

(iii)The assignment by Borrower for the benefit of creditors;

(iv)Borrower commences, or there shall be commenced against Borrower and not dismissed within sixty (60) days of commencement, any voluntary or involuntary case, proceeding, or other action seeking to have an order for relief entered with respect to Borrower, or to adjudicate Borrower as bankrupt or insolvent, in each case under the U.S. Bankruptcy Code or similar law, whether state or federal;

(v)Borrower materially breaches, or fails to comply in any material respect with, any representation, warranty or other obligation in this Agreement or the Commercial Services Agreement; provided, such breach, failure to comply or default, to the extent susceptible of cure, is not cured by Borrower within sixty (60) days after the earlier of (I) any officer of Borrower becoming aware of such breach or (II) receipt of written notice thereof from Lender; or

(vi)The termination of the Commercial Services Agreement pursuant to Section 14.2(f) thereof as a result of a Change of Control.

(b)Upon the occurrence and during the continuance of any Event of Default, Lender may, upon written notice to Borrower (except with respect to an Event of Default under clause (a)(iii), (iv) or (v) above, in which case the following actions shall occur automatically), (i) cause the entire unpaid principal amount, together with all unpaid interest thereon, to be immediately due and payable in full, without diligence, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and Lender shall have all remedies under law and equity to enforce its rights under this Agreement and (ii) terminate the Credit Line Commitment.

5.Security.

(a)To secure the payment and performance of Borrower’s obligations under this Agreement, Borrower hereby grants to Lender a continuing security interest in and lien upon all Pledged Collateral (as defined below), whether now owned or hereafter acquired, and any

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additions, replacements, accessions, or substitutions thereof and all cash and non-cash proceeds and products thereof (collectively, the “Collateral”).  Lender is authorized to file UCC financing statements relating to the Collateral. Upon the occurrence and during the continuance of any Event of Default, Lender shall have all the rights and remedies of a secured party under the UCC.

(b)Upon the filing of a UCC financing statement, naming Borrower as “debtor” and Lender as “secured party” and describing the Collateral, in the office of the Secretary of State of Delaware, the security interest of Lender in the Collateral that can be perfected by the filing of a financing statement under the UCC will constitute a valid, perfected, first priority lien (subject to the Permitted Liens).

(c)Until the Credit Line Termination Date, Borrower shall not file, or allow to be filed, any lien or other encumbrance on the Excluded Property relating to the Product (other than Permitted Liens).

6.Use of Proceeds.  Borrower shall use the proceeds of the Credit Line Loans solely in connection with the performance of Borrower’s obligations and responsibilities under the Commercial Services Agreement, including, without limitation, for the payment of fees, costs and expenses for manufacturing, IP development, prosecution, maintenance and enforcement, regulatory activities and other activities with respect to the Product and the Commercialization of the Product.

7.Definitions.  All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Commercial Services Agreement or, if not defined therein, in the UCC. For purposes of this Agreement, the following capitalized terms have the indicated meanings:

(a)“Code” means the Internal Revenue Code of 1986, as amended.

(b)“Commercial Services Agreement” means that certain Commercial Services Agreement, dated as of the date hereof, between Borrower and Lender.

(c)“Credit Line Commitment” shall mean the commitment of Lender to make or otherwise fund any Credit Line Loan. The amount of the Credit Line Commitment on the Closing Date is $5,000,000.00.

(d)“Credit Line Commitment Period” shall mean the period from the Closing Date to the Credit Line Termination Date.

(e)“Credit Line Loan” shall mean a loan made by Lender to Borrower pursuant to Section 1.

(f)“Credit Line Termination Date” shall mean the earliest to occur of (a) the Maturity Date, (b) the date the Credit Line Commitment is permanently reduced to zero pursuant to Section 3, and (c) the date of the termination of the Credit Line Commitment pursuant to Section 4(b).

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(g)“Excluded Property” means all intellectual property of Borrower (including, without limitation, the Borrower’s Intellectual Property Rights).

(h)“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (together with any law implementing such agreements) implementing the foregoing.

(i)“Interest Rate” means, for any day, the rate per annum equal to ten percent (10%).

(j)“Liens” any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

(k)“Permitted Liens” means each of the following:

(i)

Liens for taxes (1) not yet due and payable, (2) that are payable without penalty (and no enforcement rights with respect thereof are effective) or (3) if the obligations with respect to such taxes are being contested in good faith by appropriate proceedings timely instituted and diligently conducted; provided that, in the case of a contest, Borrower has established reserves to the extent required by GAAP in respect thereof, or other adequate provision for the payment thereof shall have been made and maintained at all times during such contest and such proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(ii)

statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (1) for amounts not yet overdue or (2) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 10 Business Days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and such proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(iii)

Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

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(iv)	Liens solely on any cash earnest money deposits made by Borrower in connection with any letter of intent or purchase agreement;
(v)	purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(vi)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(vii)	licenses of patents, trademarks and other intellectual property rights granted by Borrower;
(viii)

bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(ix)

so long as Borrower is using commercially reasonable efforts to terminate such filings, UCC financing statements or other public notices of Liens (1) filed by Persons without the authorization of Borrower or (2) purporting to secure obligations that either (x) do not exist or (y) are not secured by Liens on Borrower’s properties;

(xi)	Liens arising out of judgments, attachments or awards not resulting in an Event of Default; and
(x)

the extent constituting Liens, any obligations or duties of Borrower to any municipality or public authority with respect to any franchise, grant, license or permit provided by such municipality or public authority to Borrower in furtherance of the ordinary course conduct of the business of Borrower.

(l) “Pledged Collateral” means all personal property of Borrower including but not limited to all cash, cash equivalents, accounts, bank and deposit accounts (including any control account, disbursement account and any other bank accounts, chattel paper, instruments, books and records, contract rights, general intangibles (stock, claims, contract rights, and choses in action), goods, equipment inventory, documents, deposit accounts, returned or repossessed goods, commercial tort claims, insurance claims, rights and policies, letter of credit rights, investment property, supporting obligations, and the proceeds (including insurance proceeds), products, parts, accessories, attachments, accessions, replacements, substitutions, additions, and improvements of or to each of the foregoing. Notwithstanding the foregoing or anything to the contrary in this Agreement, “Pledged Collateral” shall not include the Excluded Property; provided, that all proceeds from the sale, lease, license, exchange or other disposition of Excluded Property and the right to such proceeds shall constitute Pledged Collateral hereunder except to the extent that such proceeds or right to such proceeds independently constitutes Excluded Property hereunder.

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(m) “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

(n)“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions

8.Tax Forms.

(a)If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement, then Lender shall deliver to Borrower at the time or times reasonably requested by Borrower such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.

(b)Without limiting the generality of the foregoing, (I) if Lender is a United States person (as defined in Section 7701(a)(30) of the Code), then Lender shall deliver to Borrower on or prior to the date it acquires an interest in this Agreement (and from time to time thereafter upon reasonable request of Borrower) executed originals of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding Tax; (II) if Lender is not a United States person (a “Foreign Lender”), then Lender shall, to the extent it is legally entitled to do so, deliver to Borrower on or prior to the date it acquires an interest in this Agreement whichever of the following is applicable: (A) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party, with respect to payments of interest under this Agreement, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty; (B) in the case of a Foreign Lender claiming that the payments of interest under this Agreement are not subject to withholding based on such income being effectively connected with a U.S. trade or business. executed originals of IRS Form W-8ECI; (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in the form mutually agreed by Borrower and the Foreign Lender to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two executed originals of IRS Form W-8BEN-E; or (D) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable and (III) if a payment made to Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to

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comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable or under any intergovernmental agreement), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or under any intergovernmental agreement) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower  to comply with its obligations under FATCA and to determine that Lender  has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (III), “FATCA” shall include any amendments made to FATCA after the date hereof.  Lender agrees that (i) if any form or certification it previously delivered expires or becomes obsolete, it shall upon reasonable request of Borrower update such form or certification or promptly notify Borrower in writing of its legal inability to do so and (ii) if any form or certification it previously delivered becomes inaccurate in any respect, it shall promptly update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

9.Miscellaneous.

(a)Notices.  Any notice or written communication provided for in this Agreement by a Party to the other Party, including but not limited to any and all offers, writings, or notices to be given hereunder, shall be in accordance with Section 15 of the Commercial Services Agreement.

(b)Governing Law.  This Agreement shall in all respects be governed by and interpreted according to the laws of New York and the United States without regard to or application of conflict-of-law rules or principles.

(c)Integrity. This Agreement together with the Exhibits attached hereto constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings and discussions, whether oral or written, of the Parties with respect to the subject matter hereof. Any modification of this Agreement shall be effective only when in writing and signed by the Parties.

(d)Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Borrower may not assign or transfer any interest hereunder without the prior written consent of Lender.  Lender may assign this Agreement and shall provide notice of any such assignment to Borrower.  Lender's assignee (and all subsequent permitted assignees) shall receive this Agreement subject to all of the terms and conditions of this Agreement including the provisions of this Section 9(a).

(e)Severability. If any provision contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed by limiting such invalid, illegal or unenforceable provision, or if such is not possible, by deleting such invalid, illegal or unenforceable provision from this Agreement; provided that (i) such

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provision shall be deemed to be replaced by a provision which achieves the original intent of the Parties to the fullest extent possible; (ii) should this Agreement as a result of such deleting not any more reasonably correspond to the good faith intent of the Parties, either Party may propose amendments to the other provisions of this Agreement in order to have the Agreement correspond to such good faith intent and the Parties shall negotiate in good faith on such amendments.

(f)Waiver. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. Such waiver or relinquishment (either generally or any given instance and either retroactively or prospectively) shall only be effective if made expressly in writing by the Party with reference to the specific term, right or condition.

(g)Headings. The descriptive headings in this Agreement are for convenience only and shall not be interpreted so as to limit or affect in any way the meaning of the language in the pertaining article, section, paragraph or sub-paragraph.

(h)Costs and Expenses.   Each Party shall, unless specifically otherwise agreed hereunder, bear their own costs and expenses connected with such Party’s activities and performance under this Agreement.

(i)Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

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IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

EVOKE PHARMA, INC.

By:  /s/ David A. Gonyer
Name: David A. Gonyer
Title: Chief Executive Officer

EVERSANA LIFE SCIENCE SERVICES, LLC

By:  /s/ Tim G. Guttman
Name: Tim G. Guttman

Title: CFO

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